SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2001

                        SAVVIS COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)
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           DELAWARE                            0-29375                          43-1809960
 (State or other jurisdiction         (Commission File Number)         (IRS Employer Identification
     of incorporation or                                                          Number)
        organization)
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12851 WORLDGATE DRIVE                                 20170
HERNDON, VIRGINIA                                  (ZIP CODE)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 234-8000

          (Former name or former address, if changed since last report)

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ITEM 1 - CHANGE OF CONTROL


                  On July 2, 2001, the Board of Directors of SAVVIS Communications Corporation ("SAVVIS") approved (the "Approval") for the purposes of Section 203 of the Delaware General Corporation Law, the following: (i) the Stock Option Agreement, dated as of May 3, 2001, by and among Reuters America, Inc. ("RAM"), Reuters S.A. (together with RAM and their affiliates, "Reuters") and Bridge Information Systems, Inc. ("Bridge"), pursuant to which, among other things, Reuters has been granted an option to acquire all of the shares of SAVVIS' common stock currently owned by Bridge (the "Option"), and (ii) the Securities Purchase Agreement, dated as of May 16, 2001 by and between SAVVIS and Reuters Holdings Switzerland SA (the "Securities Purchase Agreement"), pursuant to which, among other things, Reuters agreed to purchase, under certain circumstances, up to $45,000,000, in aggregate principal amount, of SAVVIS' 12% Senior Secured Convertible Notes (the "Notes").

                  As a result of such Approval, the Option became exerciseable for the full amount of the approximately 45 million shares of SAVVIS common stock owned by Bridge at a purchase price equal to the higher of $2.50 per share or the average of the trading price of SAVVIS' common stock on the five trading days prior to the exercise of the Option. Reuters now has the right to acquire, and has acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of, approximately 58% in the aggregate of SAVVIS' common stock (assuming conversion of the Notes). In addition, Bridge granted Reuters the right to vote the shares of SAVVIS' common stock subject to the Option and, as a result of the Approval, Reuters now has the right to vote all of the approximately 45 million shares of SAVVIS' common stock subject to the Option. The Option and the right to vote the shares subject to the Option expire 90 days following the consummation of the purchase of certain assets of Bridge by Reuters, which closing is anticipated to be in August.

                  By filing this Form 8-K SAVVIS is not acknowledging that an actual change of control has occurred.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               SAVVIS COMMUNICATIONS CORPORATION



Date:  July 18, 2001                           By:      /s/ Steven M. Gallant
                                                      --------------------------
                                                      Name:  Steven M. Gallant
                                                      Title: General Counsel


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